UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2024

LPL Financial Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34963	20-3717839
(State or other jurisdictions of incorporation)	(Commission File Number)	(I.R.S. Employer Identification. No)

4707 Executive Drive,	San Diego,	California	92121
(Address of principal executive offices)			(Zip Code)

Registrant’s telephone number, including area code: (800) 877-7210

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value $0.001 per share	LPLA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Senior Credit Facilities

Today, LPL Financial Holdings Inc. announced the closing of a leverage neutral transaction to refinance its existing Term Loan B facility with a new Term Loan A facility. The refinancing is expected to result in annual cash interest expense savings of approximately $4 million.

On December 5, 2024, LPL Holdings, Inc. (the “Borrower”) entered into the ninth amendment (the “Amendment”) to its amended and restated credit agreement, dated as of March 10, 2017, among the Borrower, LPL Financial Holdings Inc., JPMorgan Chase Bank, N.A., as administrative agent, swing-line lender and letter of credit issuer, and the lenders and the other parties party thereto from time to time (as amended, supplemented or otherwise modified from time to time prior to the Amendment, the “Credit Agreement”).

Pursuant to the Amendment, the Credit Agreement was amended to, among other changes, (i) refinance the amount outstanding under the Borrower’s existing $1,019,175,000 term loan B facility (the “Term Loan B”) with a new $1,020,000,000 term loan A facility (the “Term Loan A”), (ii) release the guarantees of the obligations of the Borrower under the Credit Agreement provided by each person that was a subsidiary guarantor (the “Subsidiary Guarantors”), (iii) release all of the security interests and liens granted to the collateral agent by the Borrower, LPL Financial Holdings Inc. and the Subsidiary Guarantors to secure the obligations of the Borrower under the Credit Agreement and (iv) suspend certain restrictive covenants.

The Term Loan A will mature on December 5, 2026 and will bear interest at a floating rate equal to either (i) the Adjusted Term SOFR Rate (as defined in the Credit Agreement) plus an applicable margin or (ii) the alternate base rate plus an applicable margin, in each case, with such applicable margin determined based on the Borrower’s senior unsecured debt rating issued by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services. As of December 5, 2024, Term SOFR Rate Loans (as defined in the Credit Agreement) will bear interest at the Adjusted Term SOFR Rate (which includes a 10 basis points per annum credit spread adjustment) plus 137.5 basis points per annum, compared to the Adjusted Term SOFR Rate plus 175 basis points per annum under the Term Loan B. The Adjusted Term SOFR Rate is subject to an interest rate floor of 0.0%, and the alternative base rate is subject to an interest rate floor of 1.0%.

The Term Loan A is not subject to any required amortization payments, mandatory prepayments (other than in connection with a debt incurrence prepayment event) or prepayment premiums.

The Borrower and its restricted subsidiaries are required to comply with a maximum Consolidated Total Debt to Consolidated EBITDA Ratio (as defined in the Credit Agreement) and a minimum Consolidated EBITDA to Consolidated Interest Expense Ratio (as defined in the Credit Agreement), tested as of the last day of each fiscal quarter, which are the same financial performance covenants applicable to the existing revolving facility. The breach of these covenants is subject to certain equity cure rights.

The foregoing description of the Amendment is qualified in its entirety by reference to the copy thereof filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Ninth Amendment, dated December 5, 2024, among the Borrower, LPL Financial Holdings Inc., JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders and parties party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPL FINANCIAL HOLDINGS INC.

By:	/s/ Matthew J. Audette
Name:	Matthew J. Audette
Title:	President and Chief Financial Officer

Dated: December 5, 2024